                                                                   EXHIBIT 10.49

                             LA PETITE ACADEMY, INC.
                            SUPPORT CENTER BONUS PLAN

THE PLAN

The Support Center Bonus Plan ("Plan") has been proposed by management and adopted by the Board to reflect the Company's desire to reward the officers and select employees of the Company, who make its success possible. Although the intention of the Plan is to pay bonuses, the Plan is discretionary in nature. The Company shall have the unfettered right to pay, or not to pay bonuses, and to exercise its judgment and discretion in calculating EBITDA under the Plan.

EFFECTIVE DATE

The La Petite Academy, Inc. ("Company") Support Center Bonus Plan ("Plan") shall be effective as of June 29, 2003.

ELIGIBILITY

The CEO of the Company may designate certain management positions in the Support Center as bonus eligible under the Plan. Designations are subject to modification from time to time by the CEO in his or her discretion. Incumbents in designated positions as of the end of the Company's fiscal year are eligible to participate in the Plan and will be notified of their eligibility by the Company's Vice President, People. Participants must remain actively employed in a bonus eligible position as of the Bonus Payment Date in order to be eligible to receive a bonus under the Plan.

PLAN DESIGN

The Plan is based upon annual bonus periods corresponding to the Company's fiscal year, which is the 52/53 week period ending on the Saturday closest to June 30. Bonus payments, if any, for a given bonus period will be calculated based upon three factors:

          (1) the Company's budgeted goal for consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") for a fiscal year ("EBITDA Goal")

          (2) the Company's actual EBITDA results for the fiscal year ("EBITDA Results")

          (3) an individual bonus target for each Plan participant based upon a preset percentage of his or her annual base salary for the fiscal year ("Individual Bonus Targets").

THE EBITDA GOAL

The Company shall establish a budget at or around the beginning of its fiscal year, which includes its EBITDA Goal for the fiscal year. The Company shall then notify the Plan participants of the EBITDA Goal. The Company may revise or amend its EBITDA Goal from time to time, in which case Plan participants will be updated. The EBITDA Goal in effect on the last day of the Company's fiscal year will be utilized for the purpose of determining bonuses under the Plan.

EBITDA RESULTS

The Company shall calculate its EBITDA Results for a particular fiscal year reasonably soon after the close of the fiscal year and notify the Plan participants of them. In the event the calculated EBITDA Results are later determined by the Company to be incorrect, the Company reserves the right under the Plan to recalculate its EBITDA Results and to adjust accordingly bonus payments under the Plan.

                                     1 of 3

INDIVIDUAL BONUS TARGETS

The Company shall set a discretionary Individual Bonus Target for each eligible Plan participant, based upon a percentage of the Plan participant's annual base salary for the fiscal year. Each eligible Plan participant will be advised by the Company of his or her Individual Bonus Target near the beginning of the fiscal year.

BONUS CALCULATIONS

Bonus payments shall be paid under the Plan for a given fiscal year in the event the Company's EBITDA Results for that year are 90% or more of its EBITDA Budget. Bonuses shall range from 50%-200% of the Individual Bonus Targets depending upon how favorably the Company's EBITDA Results compare to its EBITDA Budget.

The threshold of acceptable performance under the Plan is passed if and when the Company's EBITDA Results for a fiscal year hit 90% of its EBITDA Goal. This triggers bonus payments of 50% of the Individual Bonus Targets to Plan participants.

Satisfactory performance for the bonus period is realized if and when the Company's EBITDA Results for a fiscal year are 100% of its EBITDA Goal for that year. This generates bonus payments of 100% of the Individual Bonus Targets to Plan participants.

The Plan also contemplates a stretch goal that management believes can be obtained through superior performance. Should the Company's EBITDA Results for a fiscal year reach 110% of its EBITDA Goal for that year, then Plan participants shall receive maximum bonus payments of 200% of their Individual Bonus Targets.

Where the Company's EBITDA Results relative to its EBITDA Goal fall incrementally between 90%, 100% and 110%, they will be interpolated.

PLAN ADMINISTRATION

1. The Vice President, People, shall be the Plan Administrator and have full authority to terminate or modify the Plan at any time without notice to Plan participants.

2. The Plan Administrator shall be authorized to interpret and administer the Plan and shall have full discretion to exercise reasonable judgment in doing so, including, but not limited to the following:

     _ determine eligibility under the Plan and calculate bonus payouts in accordance with the provisions of the Plan;

     - cancel any bonus amount otherwise payable under the Plan for conduct deemed detrimental to the Company;

     - disqualify from participation under the Plan any participant placed on disciplinary status, or whose performance does not meet expectations, or who has received a Corrective Action during the Plan year; and,

     - arrange for bonus payments to be made by the Company to Plan participants within 60 days of the publication of the Company's financial statements for a given fiscal year (the "Bonus Payment Date").

3. The acts, interpretations and determinations of the Plan Administrator shall be final and binding upon the participants without review.

4. The EBITDA Budget anticipates and includes Support Center bonus payments. Therefore, should EBITDA Results exceed EBITDA Budget, they become self funded and must be added to the EBITDA Budget for the purpose of calculating bonuses under the Plan.

                                     2 of 3

5. Individual Bonus Targets will be prorated for Plan participants who are promoted (from a non-eligible position to an eligible position) or hired into an eligible participant position during the first 11 periods of the Company's fiscal year. Individuals hired or promoted into otherwise bonus-eligible positions after period 11 of the Company's fiscal year are not eligible for a bonus under the Plan until the next fiscal year.

6. Any participant who terminates his/her employment during the Plan year, either voluntarily or involuntary due to cause will not be eligible for a bonus payment for the Plan year. Participants who are involuntarily terminated other than "for cause" will be eligible for a prorated bonus amount based upon the portion of the year during which they were actively employed as long as all other requirements of the Plan are satisfied. Without limitation, "for Cause" shall include: a) violation of the Company's Code of Conduct; b) action by the Plan participant involving willful malfeasance in connection with their employment having a material adverse effect on the company; c) continuing refusal by the Plan participant to perform the duties ordinarily performed in their role after a written demand for substantial performance is delivered to them; or d) conviction of any felony (or any misdemeanor involving the property or assets of the Company) under the laws of any State or the United States.

7. Eligible participants who retire prior to the end of a Plan year will be eligible for a prorated bonus amount based upon the portion of the year during which they were actively employed.

8. In the event of an eligible participant's disability or death, any bonus amount earned will be prorated based on the length of active employment in the Plan year.

9. No officer or employee of the Company shall have any right or interest under the Plan unless and until he/she has been advised in writing by the Plan Administrator that they are eligible to participate in the Plan and that all requirements under the Plan relating to a bonus payment to them have been satisfied. No Plan participant shall have any right or interest under the Plan beyond the actual bonus amount paid to him or her by the Company.

10. Neither the Plan Administrator, nor any other officer, director, employee or representative of the Company shall have any liability to any person, firm or corporation based on or arising out of the Plan.

11. Any payment under this Plan shall be made in compliance with applicable law.

12.  All inquiries regarding the Plan should be directed to the Plan
     Administrator.

                                     3 of 3